SCHEDULE 13G

CUSIP No. 163851108

Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree, as of March 23, 2020, that only one statement containing the information required by Schedule 13G, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of The Chemours Company, and such statement to which this Joint Filing Agreement is attached as Exhibit 1 is filed on behalf of each of the undersigned.

By:	/s/ John Petry
John Petry
John Petry, individually, as manager of Sessa Capital GP, LLC, the general partner of Sessa Capital (Master), L.P., and Sessa Capital Special Opportunity Fund II, L.P., and as manager of Sessa Capital IM GP, LLC, the general partner of Sessa Capital IM, L.P.

Date:	March 23, 2020